EXHIBIT 24.3

                     INDEPENDENT AUDITOR'S CONSENT

To the Board of Directors
Margate Industries, Inc.

We consent to incorporation by reference in the registration statements (NO. 333- OPEN) on Form S-3 of Margate Industries, Inc. of our report dated February 11,2000, with respect to the balance sheets of Margate Industries, Inc. as of December 31,1999 and 1998 and the related statement of operations, stockholders' equity, and cash flows for the periods then ended, which report is included in the Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the reference to our firm in the prospectus under the caption "Experts".

                                   /s/  Perrin Fordree & Company, P.C.


Troy, Michigan
July 13, 2000